Exhibit 99

    AMERICA ONLINE, INC. COMPLETES ACQUISITION OF COMPUSERVE WORLDWIDE ONLINE
                                  SERVICES AND
                           SALE OF ANS COMMUNICATIONS


                    AOL Receives $175 Million from WorldCom;

                   Forms Strategic Alliance to Expand Access,

       Develop Next-Generation Broadband Network, and Lower Network Costs


                     CompuServe to Remain As Separate Brand;

          New President of CompuServe Interactive Services, Inc. Named


   AOL and Bertelsmann AG Expand Joint Venture to Operate Leading Pan-European
                            Internet Online Business


DULLES, VA, February 2, 1998 - America Online, Inc. (NYSE: AOL) today announced that it has completed the acquisition of CompuServe Corporation's worldwide online services. With the conclusion of the deal, AOL extends its Internet online leadership worldwide, with more than 2.5 million CompuServe members and over 11 million AOL members in 185 countries.

AOL also announced that CompuServe Interactive Services, Inc., a wholly owned subsidiary of America Online, will be headquartered in Columbus, Ohio under a management team headed by Mayo S. Stuntz, Jr. As President, Mr. Stuntz will report to Bob Pittman, President and CEO of AOL Networks. Mr. Stuntz was most recently Executive Vice President and Chief Operating Officer of Century 21 Real Estate Corporation and has extensive experience managing in a multi-brand environment.

In this three-way transaction, WorldCom first acquired all of CompuServe Corporation from H&R Block, Inc. WorldCom then exchanged CompuServe's worldwide online services and $175 million in cash for AOL's network services subsidiary, ANS Communications, Inc.

In addition, AOL's European partner Bertelsmann AG paid an additional $75 million to AOL for a 50-percent interest in CompuServe Europe's online business, and each company has invested $25 million in an expanded joint venture to operate that business. AOL also has entered into a five-year strategic relationship with WorldCom that will provide AOL with significantly expanded network capacity at favorable prices, and the two companies will collaborate on the deployment of a next-generation broadband network.

AOL said that it will operate CompuServe as a separate brand on its own network, retaining its distinctive services - with its own content, e-mail system, features and functionality - in the U.S., Europe and other international affiliates.

AOL Chairman and CEO Steve Case said: "This is a major step forward for AOL and our drive to make the Internet a truly global phenomenon. The acquisition of CompuServe's worldwide online services and our expanded partnerships with WorldCom and Bertelsmann will help us better serve our customers and advance our multiple brand strategy. We look forward to our new opportunities in Europe, where AOL and CompuServe will form the leading pan-European Internet online business in a rapidly growing market."

Mr. Case added: "The sale of ANS enables us to focus even more energy and resources on expanding our core interactive services and content businesses. The transaction also lets us realize the significantly increased value of ANS while our members benefit from expanded access capacity through our long-term agreement with WorldCom. We wish our former ANS colleagues well as they join WorldCom and look forward to continuing to work with them as one of our network providers."

Mr. Pittman said: "As we said when we announced this transaction, we are committed to operating CompuServe as a separate service operating on its own network. We plan to retain the content, features, e-mail system and functionality that CompuServe customers have historically enjoyed."

Mr. Pittman added: "Internationally, our AOL and CompuServe services will broaden our global reach and build on the growing worldwide popularity of the Internet. In the U.S., our top priority is to return CompuServe's operations to profitability by stabilizing its customer base, increasing efficiencies and taking full advantage of AOL's scale, resources and experience. We have already begun a comprehensive review of CompuServe's operations and expect to move forward quickly with our revitalization plan."

New President of CompuServe Interactive Services Named

Mr. Stuntz said: "CompuServe is a terrific brand with a loyal global membership base, popular programming and forums, strong partner relationships, a long record of providing quality service and a superb management team. Building on these strengths and the resources of a committed owner who knows the business, we look forward to developing a growth strategy together that will revitalize the brand for the benefit of CompuServe's members around the world."

Mr. Stuntz is a long-time entertainment and programming executive who has worked with Mr. Pittman for nearly two decades in creating and building brands such as
MTV, VH-1, Nick-at-Nite, Six Flags Theme Parks and CENTURY 21.   Mr. Stuntz has
also helped lead several successful post-merger integration efforts including MTV-Viacom, Six Flags-Time Warner, and Century 21 Real Estate Corporation-HFS (Cendant).

At Century 21 Real Estate Corporation, a subsidiary of Cendant Corporation, where he was Chief Operating Officer and Executive Vice President, Mr. Stuntz played a key role in introducing and executing brand-building; call-to-action advertising; strategic alliances with other market leaders; cost-saving volume-discounts; cutting edge automation tools and market-oriented brand extensions.

As Executive Vice President of Six Flags Theme Parks, Inc., a subsidiary of Time Warner, Inc., Mr. Stuntz had specific responsibility for operations, engineering, merchandise, food service, business development and family entertainment center operations. Mr. Stuntz also has served as Executive Vice President of Time Warner Enterprises, the business and strategic development arm of Time Warner, Inc., where he was involved with the company's investment in 3DO and in the development of Court TV and the Quincy Jones Entertainment Company.

In addition, Mr. Stuntz was Executive Vice President of Quantum Media, Inc., where he was responsible for creating numerous television programs, and Senior Vice President, Business Management and Development of MTV Networks, where he led the development of VH-1 and Nick-at-Nite and was responsible for the international expansion of MTV Networks' programming through the creation of joint ventures in Japan, Australia and Europe.

In Europe, Konrad Hilbers, who currently is the Vice President and Chief Financial Officer of AOL Bertelsmann Online Europa GmbH, will become Executive Vice President for CompuServe Interactive Services Europe. Mr. Hilbers, in his new function, will continue to report to Heinz Wermelinger, who oversees all of the AOL Bertelsmann joint venture in Europe.

America Online, Inc., (NYSE: AOL) based in Dulles, Virginia, is the world's leading Internet online service, with over 11 million members worldwide. AOL, founded in 1985, offers its subscribers a wide variety of interactive services including electronic mail, Instant Message features, entertainment, reference, financial information, computing support, interactive magazines and newspapers, as well as easy access to all the services of the Internet.